Exhibit 23.3

February 24, 2025

MP Materials Corp.

1700 S. Pavilion Center Drive, 8th Floor

Las Vegas, Nevada 89135

Attention: Ryan Corbett, Chief Financial Officer

Dear Mr. Corbett:

Consent Letter – Mountain Pass Technical Report Summary

In connection with the Registration Statement on Form S-3 and any amendments or supplements and/or exhibits thereto (collectively, the “Form S-3”) to be filed by MP Materials Corp. (the “Company”) with the U.S. Securities and Exchange Commission (“SEC”), Adamas Intelligence Inc. (“Adamas Intelligence”), hereby consents to:

(1)

the filing and/or incorporation by reference by the Company and use of the Technical Report Summary titled “SEC Technical Report Summary, Pre-Feasibility Study, Mountain Pass Mine, San Bernardino County, California” with an effective date of October 1, 2024, and a report date of February 19, 2025 (the “Technical Report Summary”) that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the SEC, as an exhibit to and referenced in the Form S-3;

(2)

the use of and references to Adamas Intelligence’s name as a “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the SEC), in connection with the Form S-3 and any such Technical Report Summary; and

(3)

the use of any quotation from, or summarization of, the particular section or sections of the Technical Report Summary in the Form S-3, to the extent it was prepared by Adamas Intelligence, that Adamas Intelligence supervised its preparation of and/or that was reviewed and approved by Adamas Intelligence, that is included or incorporated by reference to the Form S-3.

Adamas Intelligence is responsible for, and this consent pertains to Section 16 and portions of Sections 1, 22, 23, 24, and 25 of the Technical Report Summary.

Neither the whole nor any part of the Technical Report Summary nor any reference thereto may be included in any other filings with the SEC without the prior written consent of Adamas Intelligence as to the form and context in which it appears.

Regards,

/s/ Darren Smith

Darren Smith, M.Sc., P.Geo

Mentor and Senior Technical Advisor, Rare Earths and Niobium

Dahrouge Geological Consulting Ltd.

Qualified Person for

Adamas Intelligence Inc.